Filed Pursuant to Rule 433

Registration No. 333-166755

August 16, 2012

Burlington Northern Santa Fe, LLC

$600,000,000 3.050% Debentures due 2022

$650,000,000 4.375% Debentures due 2042

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Ratings*:	A3/BBB+ (Stable/Stable) (Moody’s/S&P)

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	August 16, 2012

Settlement Date:	August 23, 2012 (T+5)

Maturity Date:	2022 Debentures - September 1, 2022 2042 Debentures - September 1, 2042

Principal Amount:	$1,250,000,000 (including $600,000,000 aggregate principal amount of the 3.050% Debentures due 2022 (“2022 Debentures”) and $650,000,000 aggregate principal amount of the 4.375% Debentures due 2042 (“2042 Debentures”))

Benchmark:	2022 Debentures - UST 1.625% due August 15, 2022 2042 Debentures - UST 3.000% due May 15, 2042

Benchmark Yield:	2022 Debentures - 1.849% 2042 Debentures - 2.959%

Re-offer Spread:	2022 Debentures - T + 125 bps 2042 Debentures - T + 150 bps

Re-offer Yield:	2022 Debentures - 3.099% 2042 Debentures - 4.459%

Coupon:	2022 Debentures - 3.050% 2042 Debentures - 4.375%

Price to Public:	2022 Debentures - 99.580% 2042 Debentures - 98.616%

Coupon Dates:	2022 Debentures - March 1 and September 1 2042 Debentures - March 1 and September 1

First Coupon Date:	2022 Debentures - March 1, 2013 2042 Debentures - March 1, 2013

Make Whole Call:	2022 Debentures - T + 20 bps (at any time before June 1, 2022) 2042 Debentures - T + 25 bps (at any time before March 1, 2042)

Par Call:	2022 Debentures - At any time on or after June 1, 2022 2042 Debentures - At any time on or after March 1, 2042

Day Count Convention:	30/360

Denomination:	$2,000 x $1,000

CUSIP / ISIN:	2022 Debentures - 12189L AL5 / US12189LAL53 2042 Debentures - 12189L AK7 / US12189LAK70

Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	PNC Capital Markets LLC The Williams Capital Group, L.P.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1 (877) 858-5407 or calling Goldman, Sachs & Co. at 1 (866) 471-2526 or calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1 (800) 294-1322.